Exhibit 99.1

News Release

Contact:	Kevin L. LaLuzerne
(920)-743-5551
Source:	Baylake Corp.

Baylake Corp. Reports Financial Results for the Three and Six Months ended June 30, 2009

Sturgeon Bay, Wisconsin – (PR Newswire) – August 17, 2009

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.0 billion in assets, today reported net income of $0.5 million, or $0.07 basic and diluted earnings per share, for the second quarter of 2009, as compared to net income of $0.1 million ($0.01 basic and diluted earnings per share) for the second quarter of 2008, an increase of $0.4 million in the quarter. Return on assets (ROA) and return on equity (ROE) for the quarter ended June 30, 2009 increased to 0.21% and 3.06%, respectively, compared to 0.04% and 0.47%, respectively, for the same period in 2008.

The improved operating results for the second quarter ended June 30, 2009 were impacted by a $1.2 million (13.3%) reduction in Non-Interest expenses from $9.0 million for the quarter ending June 30, 2008 to $7.8 million for the quarter ending June 30, 2009. The impact of this expense reduction was partially offset by a $0.4 million reduction in Net Interest Income from $7.2 million to $6.8 million for the quarters ended June 30, 2008 and 2009, respectively. The comparative results for the second quarter ending June 30, 2009 included net reductions of $0.3 million in employee salaries and benefits, and $1.1 million in the operation of foreclosed properties, offset by an increase of $0.3 million in other operating expenses.

During the quarter, non performing loans increased $2.7 million (5.5%) from $48.9 million at March 31, 2009 to $51.6 million at June 30, 2009. As previously announced on May 1, 2009, a non-performing loan in the amount of $5.5 million was repaid from the sale of the underlying real estate and other fixed assets which partially secured a portion of the loan relationship, reducing our non-performing loans by $5.5 million. Since that time, we became aware of impairment to an unrelated credit relationship in the aggregate amount of $8.4 million. A specific allowance related to that credit in the amount of $1.8 million has been provided for as of June 30, 2009. A majority of the relationship ($6.4 million) is secured by real estate mortgages on commercial real estate and land development. The remaining amount ($2.0 million) is secured by collateral other than real estate.

“I am disappointed by the fact that our levels of non-performing loans did not decline during the quarter as I had previously forecasted,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. “The depth and magnitude of the recession has continued to impact our customers in ways and circumstances in which we have not been able to predict accurately. However, we believe we have allocated appropriate resources to reducing our current level of non-performing loans.”

A provision for loan losses of $1.2 million was charged to earnings in the quarter ended June 30, 2009 compared to $0.9 million for the quarter ended June 30, 2008. Net charge-offs for the quarter ended June 30, 2009 were $2.9 million, or 1.61% on an annualized basis of total average loans compared to $0.5 million, or 0.30% on an annualized basis of total average loans for the quarter ended June 30, 2008. At June 30, 2009 and June 30, 2008, the allowance for loan losses as a percent of total loans was 1.83% and 1.66%, respectively. The ratio of allowance for loan losses to non-performing loans at June 30, 2009 was 25.2%, compared to 34.0% at June 30, 2008. We believe the balance of the allowance for loan losses is presently sufficient to absorb probable and inherent credit losses at June 30, 2009.

Total loans decreased by $31.6 million, or 4.3%, from $741.4 million at June 30, 2008 to $709.8 million at June 30, 2009. Total deposits decreased $23.8 million, or 2.8%, from $858.5 million at June 30, 2008 to $834.8 million as of June 30, 2009. The decline in deposits was a result of our strategic decision to allow brokered certificates of deposit in the amount of $26.9 million to mature in an effort to reduce our reliance on such brokered deposits. In addition, the decline in deposit balances was impacted by aggressive pricing decisions made by local bank and non-bank competitors, which we chose not to match during the second quarter of 2009.

Our investment portfolio decreased $33.5 million, or 15.2% from $220.1 million at June 30, 2008 to $186.6 million as of June 30, 2009. Despite this decrease, during the second quarter of 2009 the market value of certain corporate debt obligations currently held in our investment portfolio showed significant improvement. Baylake does not currently hold any Fannie Mae or Freddie Mac preferred securities.

Baylake’s total assets and shareholders’ equity were $1.0 billion and $70.4 million, respectively, at June 30, 2009, compared to $1.1 billion and $78.8 million at June 30, 2008. The increase in shareholders’ equity for the six months ended June 30, 2009 was primarily attributable to net operating earnings of $2.8 million through June 30, 2009 offset in part by a decrease in accumulated other comprehensive income related to a decline in the market value of Baylake’s remaining investment portfolio. The decrease in shareholders’ equity when compared to June 30, 2008 was primarily a result of operating losses experienced in the last half of 2008 combined with a decrease in accumulated other comprehensive income related to a decline in the market value of Baylake’s investment portfolio. Baylake’s total risk-based capital was 10.37% at June 30, 2009, compared to 11.97% at June 30, 2008. At June 30, 2009, both Baylake Corp. and Baylake Bank were considered “well capitalized” under applicable bank regulatory guidelines.

Net interest margin decreased 13 basis points from 3.10% for the quarter ended June 30, 2008 to 2.97% for the quarter ending June 30, 2009. The decline is primarily attributed to the emphasis we placed on improving our regulatory capital ratios beginning in the first quarter of 2009, as we shifted higher yielding, higher risk-weighted investments into lower yielding, lower risk-weighted investment alternatives. Also negatively impacting the margin was an increase in non-performing loans.

During the second quarter of 2009, the Federal Insurance Deposit Corporation (FDIC) imposed a special assessment $0.5 million in addition to our regular FDIC insurance premiums of $0.5 million. As such, total FDIC insurance expense for the quarter ending June 30, 2009 was $1.0 million compared to $0.2 million in the second quarter of 2008.

We believe that we have more than adequate resources available to meet our short-term liquidity needs. As of June 30, 2009, Baylake Bank had $34.6 million in established lines of credit with nonaffiliated banks, none of which had been drawn as of that date. Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data at June 30, 2009 and 2008 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period)	June 30, 2009 (unaudited)	December 31, 2008 (unaudited)	June 30, 2008 (unaudited)

	(dollars in thousands, except per share data)

Total assets	$1,042,028	$1,062,913	$1,076,855
Investment securities (1)	186,625	225,417	220,113
Total loans	709,820	729,090	741,402
Total deposits	834,777	849,758	858,544
Borrowings (2)	108,207	115,269	112,316
Subordinated debentures	16,100	16,100	16,100
Stockholders’ equity	70,387	68,954	78,759
Non-performing loans (3)	51,613	44,054	36,312
Non-performing assets (3)	59,292	51,197	44,283
Shares outstanding	7,911,539	7,911,539	7,911,539
Book value per share	$8.90	$8.72	$9.95

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,

Selected Operations Data - UNAUDITED
	2009	2008	2009	2008

Total interest income	$11,580	$14,302	$24,093	$29,908

Total interest expense	4,814	7,115	9,889	15,518

Net interest income before provision for loan losses	6,766	7,187	14,204	14,390

Provision for loan losses	1,200	861	2,400	1,161
Net Interest income after provision for loan losses	5,566	6,326	11,804	13,229

Total non-interest income	2,592	2,199	7,129	4,513
Total non-interest expense	7,814	9,015	15,242	16,855

Income (loss) before income taxes	344	(490)	3,691	887
Income tax expense (benefit)	(190)	(585)	875	(373)

Net income	$534	$95	$2,816	$1,260

	As of and for the Three Months Ended June 30, (unaudited)		As of and for the Six Months Ended June 30, (unaudited)
	2009	2008	2009	2008
Per Share Data: (4)
Net income per share (basic)	$0.07	$0.01	$0.36	$0.16
Net income per share (diluted)	$0.07	$0.01	$0.36	$0.16
Cash dividends per common share	$—	$—	$—	$—
Book value per share	$8.90	$9.95	$8.90	$9.95

Performance Ratios: (5)
Return on average total assets	0.21%	0.04%	0.54%	0.24%
Return on average total shareholders’ equity	3.06%	0.47%	8.03%	3.10%
Net interest margin (6)	2.97%	3.10%	3.10%	3.09%
Net interest spread (6)	2.85%	2.88%	2.98%	2.86%
Efficiency ratio (9)	82.62%	92.65%	80.10%	87.21%
Non-interest income to average assets	1.00%	0.82%	1.36%	0.84%
Non-interest expense to average assets	3.00%	3.38%	2.91%	3.14%
Net overhead ratio (7)	2.01%	2.56%	1.55%	2.30%
Average loan to average deposit ratio	85.20%	87.33%	85.22%	86.80%
Average interest earning assets to average interest bearing liabilities	106.17%	107.51%	106.19%	107.38%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	7.27%	4.90%	7.27%	4.90%
Allowance for loan losses to:
Total loans	1.83%	1.66%	1.83%	1.66%
Non-performing loans	25.23%	33.95%	25.23%	33.95%
Net charge-offs to average loans	1.61%	0.30%	0.82%	0.18%
Non-performing assets to total assets	5.69%	4.11%	5.69%	4.11%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	6.75%	7.31%	6.75%	7.31%
Tier 1 risk-based capital	9.12%	10.72%	9.12%	10.72%
Total risk-based capital	10.37%	11.97%	10.37%	11.97%
Leverage ratio	7.13%	8.53%	7.13%	8.53%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	304	316	304	316

(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(5)	With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.